FOR IMMEDIATE RELEASE

CONTACT:          David Mitchell
                  Chairman and CEO
                  North Atlantic Acquisition Corp.
                  212- 486-4444



                        NORTH ATLANTIC ACQUISITION CORP.
                      AGREES TO MERGE WITH MOTO GUZZI CORP.




New York, N.Y. -- August 18, 1998. North Atlantic Acquisition Corp. (OTC: NACQA, NACQB NACQU) today announced the execution of a definitive merger agreement with Moto Guzzi Corp., the U.S. parent of Moto Guzzi S.p.A., the renowned Italian manufacturer of high-performance motorcycles. North Atlantic will issue 5.0 million shares of its common stock and $4.75 million of 5% preferred stock that will be convertible into common stock at $15.00 per share, in exchange for the entire equity interest in Moto Guzzi Corp. While North Atlantic will be the surviving corporation, the current shareholders of Moto Guzzi will own approximately 79% of the combined company immediately following completion of the merger. North Atlantic plans to change its name to Moto Guzzi Corp. The consummation of the proposed merger remains subject to the approval of the shareholders of both companies.

North Atlantic was formed in 1995 for the express purpose of serving as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with an operating company. North Atlantic raised approximately $8.9 million net of underwriting fees and expenses in August 1997 through an initial public offering of its common stock. David Mitchell, Chairman and CEO of North Atlantic stated that, "Moto Guzzi represents an excellent merger candidate for North Atlantic.


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The board of directors will recommend to our shareholders to vote positively for the transaction."

Moto Guzzi plans to utilize cash obtained through the merger with North Atlantic, as well as financing secured from other sources, to enhance the company's manufacturing operations, to fund research and development costs incurred in connection with the introduction of new motorcycle and scooter lines and to finance expended global marketing and promotion activities, with particular emphasis on the key U.S. market. In addition, the surviving corporation may, under certain circumstances, realize proceeds of up to approximately $15 million through the exercise of North Atlantic's existing warrants, thereby providing Moto Guzzi with additional equity capital that will be utilized to further revitalize and enhance the company's brand and market position.

Mark Hauser, who will serve as Chairman of Moto Guzzi following completion of the merger, stated that, "This transaction provides the equity capital required to start to execute Moto Guzzi's five year business plan, the objective of which is to return to, and ultimately exceed sales levels of approximately 25,000 units annually, which is below the unit volumes achieved in the late 1960s and early 1970s." Mario Tozzi- Condivi, the President of Moto Guzzi's Italian manufacturing subsidiary, stated that, "The investment we will make following the merger, combined with the company's potential relocation of the bulk of its operations to a state-of-the art facility in Monza, Italy, will provide Moto Guzzi with a platform to return to its historical position as one of the leading designers, manufacturers and marketers of heavyweight motorcycles in the world."



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Moto Guzzi,  one of the oldest and most storied  motorcycle  manufactures in the world, is headquartered in Mandello del Lario, Italy and is currently a subsidiary of Trident Rowan Group, Inc. (Nasdaq: TRGI). The company produces several models of heavyweight high-performance motorcycles, including the "California," "Nevada Club," "V10 Centauro" and "1100 Sport Corsa." After a 1993 low in production of fewer than 3,000 units, the company in 1997 sold 5,593 units and generated 85.9 billion Lira (approximately U.S.$50 million) in net sales.

The information in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements.